EXHIBIT 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES ANNOUNCES STOCK REPURCHASE PROGRAM
AND CHANGES IN CREDIT FACILITY
•	Board authorizes repurchase of up to $15 million of outstanding common stock

•	Amendment to credit facility increases borrowing availability, extends term two years, reduces borrowing costs and provides additional flexibility
MOUNT AIRY, N.C., January 13, 2006 – Insteel Industries, Inc. (Nasdaq: IIIN) today announced that its board of directors has authorized the Company to repurchase up to $15 million of its outstanding common stock over a period of up to twelve months ending January 12, 2007. The repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors. This action by the board does not obligate the Company to acquire any particular amount of common stock and may be suspended at any time at its discretion. The Company had 9.4 million common shares outstanding as of January 12, 2006. Assuming that shares were repurchased at the January 12, 2006 closing price, the repurchase program represents approximately 9% of the Company’s outstanding stock.
“The board’s action reflects our commitment to managing the Company’s capital for the benefit of our shareholders as well as our confidence in Insteel’s future performance,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Our strategy for the use of operating cash flow includes paying dividends, making capital investments and strategic acquisitions, and opportunistic repurchases of the Company’s stock, all with the intent of enhancing shareholder value.”
The Company also announced that it has amended its existing revolving credit facility, increasing the commitment amount from $75 million to $100 million and extending the maturity date by two years to June 2010. Among other changes, the amendment reduces the initial applicable LIBOR-based borrowing rate on the revolver by 100 basis points, eliminates the annual capital expenditure limitation, and eliminates the restrictions on dividends and share repurchases subject to the maintenance of certain excess borrowing availability thresholds. In December 2005, the Company repaid the remaining balance on the term loan leaving only the revolving credit facility outstanding. As of January 12, 2006, there were no borrowings outstanding on the revolving credit facility.
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products. The Company manufactures and markets concrete reinforcing products, including welded wire reinforcement and PC strand, and industrial wire products for a broad range of construction and industrial applications. Headquartered in Mount Airy, North Carolina, Insteel operates seven manufacturing facilities located in the U.S.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 1, 2005, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:
▪	general economic and competitive conditions in the markets in which the Company operates;

▪	the cyclical nature of the steel and building material industries;

▪	changes in U.S. or foreign trade policy affecting steel imports or exports;

▪	fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers;

▪	the Company’s ability to competitively source its raw material requirements;

▪	the Company’s ability to raise selling prices in order to recover increases in wire rod prices;

▪	interest rate volatility;

▪	unanticipated changes in customer demand, order patterns and inventory levels;

▪	the Company’s ability to successfully develop niche products, such as engineered structural mesh (“ESM”);

▪	legal, environmental or regulatory developments that significantly impact the Company’s operating costs;

▪	the timely completion of the expansions of the Company’s ESM and PC strand operations;

▪	unanticipated plant outages, equipment failures or labor difficulties; and

▪	continued escalation in medical costs that affect employee benefit expenses.
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Insteel Industries, Inc.